Exhibit 10.3

B.	Deferred Incentive Bonus

This bonus shall also have a bonus base of 50% of base salary with a maximum bonus potential of 70% of base salary. This bonus will be based on the performance target of the Company achieving budgeted corporate earnings per share as contained in the 2005 budget as approved by the Board of Directors of the Company (the “Corporate Performance Target”). This bonus will be earned on the same pro rata basis as the Annual Incentive Bonus. Specifically, if 80% of the Corporate Performance Target is achieved, one half of the bonus base will be earned, increased pro rata upward so that the bonus base is earned if 100% of the Corporate Performance Target is achieved. The bonus would be further increased upward on a pro rata basis so that the maximum potential bonus of 70% of base salary is earned if 115% achievement of the Corporate Performance Target is achieved.

This bonus shall be payable in four equal installments. Each installment shall be payable one half in cash and one half in restricted stock. Each installment shall be subject to vesting based on the condition of your continued employment at the Company until the date the bonus is payable. If you should leave the Company for any reason, other than death, disability or retirement, the unvested portion of the deferred bonus will be forfeited. If your employment shall terminate due to death, disability or retirement, the unvested installments of the deferred bonus shall immediately vest in full, but shall continue to be payable in accordance with what otherwise would have been the payment dates of such installments.

Any unvested installments shall also immediately vest upon the occurrence of a change of control of the Company (as defined in the Bonus Plan) and shall be immediately payable in full.

The total number of shares of the restricted stock that will be issued for this bonus irrespective of vesting dates will be determined by dividing the dollar amount of one half of the total deferred incentive bonus award earned by the closing price of the common stock of the Company on the NASDAQ stock market on August 31, 2005, the last day of the fiscal year to which the Corporate Performance Target relates.

As we have discussed, the restricted stock award is subject to the stockholders of the Company approving an equity plan that allows for the grant of restricted stock awards. The stock option plans of the Company do not currently permit such awards. It is contemplated that an Omnibus Equity Plan will be proposed for adoption by the shareholders at the annual meeting in January of 2005. If such a plan is not adopted, then the Board of Directors will review and otherwise appropriately adjust for that portion of the deferred incentive bonus to be payable in some other manner. In addition, the Board of Directors has reserved the right to grant stock options instead of the restricted stock awards for the deferred incentive bonus award. In such event, the numbers of shares subject to the stock options would be equal to three times the number of shares that would have otherwise been granted as restricted stock and the stock option exercise price would be the closing price of the common stock of the company on the NASDAQ stock market on August 31, 2005.

The Board of Directors generally considers that the Group Performance Target and the Corporate Performance Target will not be adjusted for extraordinary events, such as acquisitions or dispositions, with respect to both the Annual Incentive Bonus and the Deferred Incentive Bonus. However, the Board of Directors reserves the right to adjust the actual performance of the Group and the Company to take into account any extraordinary or other items which the Board of Directors in its judgment considers should not be taken into account in determining the performance of the Group or the Company for the purposes of the senior executive bonus program.

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